Exhibit 99.1

TICC Announces Results of Operations for the Quarter and the Year Ended December 31, 2008

GREENWICH, CT – 3/12/2009 – TICC Capital Corp. (NASDAQ: TICC) announced today its financial results for the quarter and the year ended December 31, 2008.

HIGHLIGHTS

•	As of December 31, 2008, we had fully repaid all amounts outstanding under our revolving credit facility and reduced the commitment amount thereunder to zero, effectively terminating the facility.

•	TICC has no outstanding commitments, loan obligations or derivative instruments with any financial institution or any type of off- balance sheet contingent obligations at this time.

•

For the year ended December 31, 2008, we recorded approximately $37.3 million of total investment income and $22.2 million of net investment income compared to $43.8 million of total investment income and $27.2 million of net investment income for the year ended December 31, 2007, decreases of approximately 14.8% and 18.4%, respectively.

•	Total investment income was approximately $6.9 million for the fourth quarter of 2008, down approximately 43% from the fourth quarter of 2007.

•

Net investment income for the fourth quarter of 2008 was $4.4 million, or approximately $0.17 per share, down 35% from the fourth quarter of 2007. In addition, we had net unrealized depreciation on investments of approximately $44.4 million and net realized gains of approximately $1.2 million, resulting in a net decrease in net assets resulting from operations of $38.7 million, or approximately $1.47 per share, for the fourth quarter of 2008.

•

We recorded net unrealized depreciation on our bilateral investments of approximately $36.6 million, largely on our debt investments in American Integration Technologies, LLC ($12.6 million), Group 329, LLC (d/b/a The CAPS Group) ($6.7 million), Questia Media, Inc. ($5.2 million), Power Tools, Inc. ($2.5 million) and Punch Software, LLC ($2.1 million), as well as net unrealized depreciation on our syndicated loans of approximately $7.8 million comprised primarily of writedowns on WAICCS Las Vegas, LLC ($2.3 million), Hyland Software, Inc. ($2.2 million), SCS Holdings II, Inc. ($1.4 million) and GXS Worldwide Inc. ($1.2 million). Our debt investments in American Integration Technologies, LLC and Punch Software, LLC were placed on non-accrual status as of January 1, 2009.

•

The total of all investments on non-accrual status, including American Integration Technologies, LLC, Group 329 LLC (d/b/a The CAPS Group) and Punch Software LLC, represents approximately 6.7% of the aggregate fair value as of December 31, 2008.

•	We had a net realized gain of approximately $1.2 million due to the sale of our convertible preferred stock held in The Endurance International Group, Inc.

•	Our Board of Directors has declared a distribution of $0.15 per share for the first quarter of 2009

•	Payable Date: March 31, 2009

•	Record Date: March 17, 2009

•

For the fourth quarter we had repayments of approximately $31.3 million, largely consisting of repayments by 3001, Inc. ($17.2 million) and PrePak Systems, Inc. ($10.2 million), both of which were repaid at par.

•	At December 31, 2008, the weighted average yield of our debt investments (excluding cash equivalents and assuming no interest income from any investments on non-accrual status) was approximately 8.9%.

•

Expenses for the quarter were approximately $2.5 million, including approximately $1.3 million in investment advisory fees, approximately $500,000 in professional services for valuation, legal and auditing services and approximately $300,000 for interest expense which includes bank fees associated with the credit facility.

SUBSEQUENT EVENTS

•	On March 5, 2009, the Board of Directors declared a distribution of $0.15 per share for the first quarter, payable on March 31, 2009 to shareholders of record as of March 17, 2009.

We will host a conference call to discuss our fourth quarter results today, Thursday, March 12th at 10:00 AM ET. Please call 800-860-2442 to participate. A replay of the conference call will be available for approximately 30 days. The replay number is 877-344-7529, the replay passcode is 428726.

The following financial statements are unaudited and without footnotes. Readers who would like additional information should obtain our Form 10-K for the period ended December 31, 2008, and subsequent reports on Form 10-Q as they are filed.

TICC CAPITAL CORP.

STATEMENTS OF ASSETS AND LIABILITIES (UNAUDITED)

	December 31, 2008	December 31, 2007
ASSETS
Investments, at fair value (cost: $282,299,228 @ 12/31/08; $411,125,347 @ 12/31/07)
Non-affiliated/non-control investments (cost: $261,923,603 @ 12/31/08; $389,288,207 @ 12/31/07)	$168,094,127	$360,530,609
Control investments (cost: $20,375,625 @ 12/31/08; $21,837,140 @ 12/31/07)	21,500,000	24,837,140

Total investments at fair value	189,594,127	385,367,749

Cash and cash equivalents	14,069,251	7,944,608
Interest receivable	1,151,703	2,876,424
Prepaid expenses and other assets	147,806	201,372

Total assets	$204,962,887	$396,390,153

LIABILITIES
Investment advisory fee payable to affiliate	$1,287,451	$2,123,168
Accrued expenses	308,686	87,170
Accrued interest payable	—	310,312
Loans payable	—	136,500,000

Total liabilities	1,596,137	139,020,650

NET ASSETS
Common stock, $0.01 par value, 100,000,000 shares authorized, and 26,483,546 and 21,563,717 issued and outstanding, respectively	264,835	215,637
Capital in excess of par value	318,662,914	296,578,543
Net unrealized depreciation on investments	(92,705,101)	(25,757,598)
Accumulated net realized losses on investments	(21,899,323)	(13,389,509)
Distributions in excess of investment income	(956,575)	(277,570)

Total net assets	203,366,750	257,369,503

Total liabilities and net assets	$204,962,887	$396,390,153

Net asset value per common share	$7.68	$11.94

TICC CAPITAL CORP.

STATEMENTS OF OPERATIONS (UNAUDITED)

	Year Ended December 31, 2008	Year Ended December 31, 2007	Year Ended December 31, 2006
INVESTMENT INCOME
From non-affiliated/non-control investments:
Interest income—debt investments	$33,355,098	$37,913,611	$30,490,365
Interest income—cash and cash equivalents	198,445	655,859	682,760
Other income	705,918	1,956,141	3,342,713

Total investment income from non-affiliated/non-control investments	34,259,461	40,525,611	34,515,838

From control investments:
Interest income—debt investments	2,921,174	3,316,202	1,031,389
Other income	125,000	0	400,000

Total investment income from control investments	3,046,174	3,316,202	1,431,389

Total investment income	37,305,635	43,841,813	35,947,227

EXPENSES
Compensation expense	906,109	897,740	712,301
Investment advisory fees	7,001,236	7,461,735	6,240,055
Professional fees	1,626,028	1,010,140	1,059,918
Interest expense	4,814,408	6,618,176	1,956,149
Insurance	76,734	79,858	82,155
Directors’ fees	184,750	165,250	168,750
Transfer agent and custodian fees	104,572	105,785	105,776
General and administrative	400,635	309,510	221,305

Total expenses	15,114,472	16,648,194	10,546,409

Net investment income	22,191,163	27,193,619	25,400,818

Net change in unrealized appreciation or depreciation on investments	(66,947,503)	(26,281,461)	343,863

Net realized (losses) gains on investments	(8,509,814)	(12,560,990)	586,491

Net (decrease) increase in net assets resulting from operations	$(53,266,154)	$(11,648,832)	$26,331,172

Net increase in net assets resulting from net investment income per common share:
Basic and diluted(1)	$0.91	$1.30	$1.28
Net (decrease) increase in net assets resulting from operations per common share:
Basic and diluted(1)	$(2.19)	$(0.56)	$1.32
Weighted average shares of common stock outstanding:
Basic and diluted(1)	24,314,512	20,977,779	19,900,911

(1)	In accordance with SFAS 128-Earnings per Share, the weighted-average shares of common stock outstanding used in computing basic and diluted earnings per share for the years ended December 31, 2008, December 31, 2007 and December 31, 2006 were increased retroactively by a factor of 1.021% to recognize the bonus element associated with rights to acquire shares of common stock that were issued to shareholders on May 23, 2008.

TICC CAPITAL CORP.

FINANCIAL HIGHLIGHTS (UNAUDITED)

	Year ended December 31, 2008	Year ended December 31, 2007	Year ended December 31, 2006	Year ended December 31, 2005	Year ended December 31, 2004
Per Share Data
Net asset value at beginning of period	$11.94	$13.77	$13.77	$13.71	$13.80

Net investment income (loss)(1)	0.91	1.32	1.30	1.07	0.33
Net realized and unrealized capital gains (losses)(2)	(2.94)	(1.79)	0.05	0.14	0.01
Effect of shares issued, net of offering expenses	(1.17)	0.08	0.03	(0.14)	0.00

Total from investment operations	(3.20)	(0.39)	1.38	1.07	0.34

Dividends from net investment income	(0.98)	(1.37)	(1.28)	(1.01)	(0.33)
Distributions from net realized capital gains	(0.00)	(0.05)	(0.10)	(0.00)	(0.00)
Tax return of capital distributions	(0.08)	(0.02)	(0.00)	(0.00)	(0.10)

Total distributions(3)	(1.06)	(1.44)	(1.38)	(1.01)	(0.43)

Net asset value at end of period	$7.68	$11.94	$13.77	$13.77	$13.71

Per share market value at beginning of period	$9.23	$16.14	$15.10	$15.01	$15.55
Per share market value at end of period	$3.80	$9.23	$16.14	$15.10	$15.01
Total return(4)	(50.23)%	(36.26)%	17.02%	7.47%	(0.71)%
Shares outstanding at end of period	26,483,546	21,563,717	19,705,824	19,304,401	10,157,848

Ratios/Supplemental Data
Net assets at end of period (000’s)	$203,367	$257,370	$271,335	$265,905	$139,262
Average net assets (000’s)	$251,320	$277,994	$270,309	$184,715	$137,568
Ratio of expenses to average net assets(5)	6.01%	5.99%	3.90%	4.00%	2.90%
Ratio of expenses, excluding interest expense, to average net assets(5)	4.10%	3.72%	3.20%	3.72%	2.40%
Ratio of net investment income to average net assets(5)	8.83%	9.78%	9.40%	7.80%	(2.00)%

(1)	Represents per share net investment income for the period, based upon average shares outstanding.
(2)	Net realized and unrealized capital gain (losses) includes rounding adjustment to reconcile change in net asset value per share.
(3)

For the year ending December 31, 2008 approximately $0.08 per share of the Company’s distributions were characterized as a tax return of capital to the Company’s stockholders. In addition, approximately $0.02 per share and $0.10 per share of the Company’s distributions were characterized as a tax return of capital to the Company’s stockholders for the years ending December 31, 2007 and December 31, 2004, respectively.

(4)

Total return equals the increase or decrease of ending market value over beginning market value, plus distributions, divided by the beginning market value, assuming dividend reinvestment prices obtained under the Company’s dividend reinvestment plan. Total return is not annualized.

(5)	Annualized.

About TICC Capital Corp.

We are a publicly traded business development company principally engaged in providing capital to small to mid-size technology-related companies. While the structures of our financings vary, we look to invest primarily in the debt or equity of established technology-related businesses. Companies interested in learning more about financing opportunities should contact Debdeep Maji at (203) 983-5285 or visit our website at www.ticc.com.

Forward-Looking Statements

This press release contains forward-looking statements subject to the inherent uncertainties in predicting future results and conditions. Any statements that are not statements of historical fact (including statements containing the words “believes,” “plans,” “anticipates,” “expects,” “estimates” and similar expressions) should also be considered to be forward-looking statements. Certain factors could cause actual results and conditions to differ materially from those projected in these forward-looking statements. These factors are identified from time to time in our filings with the Securities and Exchange Commission. We undertake no obligation to update such statements to reflect subsequent events.